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              [Letterhead of McGuire, Woods, Battle & Boothe LLP]

                                                                     EXHIBIT 5.1

                                February 3, 1998

Fort James Corporation
120 Tredegar Street
Richmond, Virginia 23219

                             Fort James Corporation

Gentlemen:

     We are acting as counsel to Fort James Corporation, a Virginia corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") you intend to file with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 11,250,000 shares and 1,000,000 shares for any over-allotment (which is at the option of the U.S. underwriters, as described in the Registration Statement) of common stock, par value $.10 per share of the Company (the "Shares") which certain selling shareholders propose to offer for sale as described in the Registration Statement.

     We have participated in the preparation of the Registration Statement and have examined the corporate records and documents, statements and certificates of officers of the Company and such other material as we have deemed necessary to the issuance of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares are duly authorized and are validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the statement made in reference to our firm in the related Prospectus under the heading "Legal Matters" and in any supplemented versions of the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                         Very truly yours,

                                         /s/ McGuire, Woods, Battle & Boothe LLP
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